Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	May 7, 2009
No. 1208

Coherent, Inc. Reports Second Fiscal Quarter Results

SANTA CLARA, CA, May 7, 2009 — Coherent, Inc. (Nasdaq: COHR) today announced financial results for its second fiscal quarter ended April 4, 2009, posting net sales of $105.4 million and a net loss, on a U.S. generally accepted accounting principles (GAAP) basis, of $9.1 million ($0.38 per share).  These results compare to net sales of $155.9 million and net income of $6.1 million, or $0.19 per diluted share, for the second quarter of fiscal 2008.

Non-GAAP net income for the second quarter of fiscal 2009 was $0.3 million or $0.01 per share after excluding an after tax charge of $0.4 million related to litigation resulting from our internal stock option investigation ($0.01 per share), after tax stock-related compensation expense of $2.0 million ($0.08 per share), restructuring expense of $4.5 million, net of tax ($0.18 per share) and a non-cash tax expense resulting from a recently enacted change in state tax law of $2.7 million ($0.11 per share). Net income for the second quarter of fiscal 2008 included an after tax charge of $1.5 million for internal stock option investigation costs ($0.05 per diluted share), $3.7 million of stock-related compensation expense, net of tax ($0.12 per diluted share) and a $1.4 million one-time tax charge ($0.04 per diluted share). Excluding these charges, non-GAAP net income for the second quarter of fiscal 2008 was $12.8 million or $0.40 per diluted share.

In comparison, net sales for the first quarter of fiscal 2009 were $124.4 million and net loss, on a GAAP basis, was $14.7 million ($0.61 per share), primarily due to a non-cash goodwill impairment charge of $19.3 million ($0.80 per share). Net loss for the first quarter of fiscal 2009 included an after tax charge of $0.3 million related to litigation resulting from our internal stock option investigation ($0.01 per share), after tax stock-related compensation expense of $1.2 million ($0.05 per share) and restructuring expense of $2.6 million, net of tax ($0.11 per share). Excluding these charges, non-GAAP net income for the first quarter of fiscal 2009 was $8.6 million, or $0.36 per share.

Orders received during the three months ended April 4, 2009 of $93.8 million decreased 36.8% from the same prior year period and decreased by 9.2% compared to orders received in the immediately preceding quarter.  The book-to-bill ratio was 0.89, resulting in backlog of $145.9 million at April 4, 2009 compared to a backlog of $162.0 million at December 27, 2008 and a backlog of $199.3 million at March 29, 2008.

As of April 4, 2009, year-to-date sales of $229.8 million and net loss on a GAAP basis of $23.8 million ($0.98 per share) compared to the prior year period sales of $300.2 million and a net income of $10.9 million ($0.34 per diluted share).  Orders received for the six month period ended April 4, 2009 were $197.2 million, compared to $303.4 million in orders received during the same period a year ago.

“While overall market conditions remain challenging, there are several emerging trends. The scientific research business is stable and domestic customers are optimistic that funding increases are forthcoming from the U.S stimulus package,” said John Ambroseo, Coherent’s President and CEO. “On the commercial side, we are seeing signs of inventory replenishment, albeit to lower stocking levels, and customers are re-engaging in the sales process for new and existing applications.  These are positive signs, but it is more likely that we are near the bottom of the demand curve and a bookings recovery is still a few quarters away,” he added.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Six Months Ended
	April 4,	Dec. 27,	March 29,	April 4,	March 29,
	2009	2008	2008	2009	2008

Net sales	$105,422	$124,388	$155,942	$229,810	$300,238
Cost of sales (A) (B)	65,815	73,999	88,818	139,814	172,620
Gross profit	39,607	50,389	67,124	89,996	127,618
Operating expenses:
Research & development (A) (B)	15,610	14,778	19,428	30,388	37,747
Selling, general & administrative (A) (B) (C)	27,962	23,628	37,384	51,590	76,202
Impairment of goodwill(D)	—	19,286	—	19,286	—
Intangibles amortization	1,894	1,943	2,229	3,837	4,435
Total operating expenses	45,466	59,635	59,041	105,101	118,384
Income (loss) from operations	(5,859)	(9,246)	8,083	(15,105)	9,234
Other income (expense), net	(1,600)	(4,230)	4,263	(5,830)	10,144
Income (loss) before income taxes	(7,459)	(13,476)	12,346	(20,935)	19,378
Provision for income taxes(E)	1,671	1,203	6,221	2,874	8,524
Net income (loss)	$(9,130)	$(14,679)	6,125	$(23,809)	$10,854

Net income (loss) per share:
Basic	$(0.38)	$(0.61)	$0.20	$(0.98)	$0.35
Diluted	$(0.38)	$(0.61)	$0.19	$(0.98)	$0.34

Shares used in computation:
Basic	24,258	24,145	31,394	24,202	31,406
Diluted	24,258	24,145	31,874	24,202	31,916

(A)

 The quarter ended April 4, 2009 includes $2,425 ($1,972 net of tax ($0.08 per share)) of stock-related compensation expense.  Pretax stock-related compensation expense is recorded in the statement lines as follows: $177 to cost of sales; $239 to research and development; and $2,009 to selling, general and administrative. The quarter ended December 27, 2008 includes $1,690 ($1,153 net of tax ($0.05 per share)) of stock-related compensation expense.  Pretax stock-related compensation expense is recorded in the statement lines as follows: $283 to cost of sales; $195 to research and development; and $1,212 to selling, general and administrative. The quarter ended March 29, 2008 includes $4,949 ($3,734 net of tax ($0.12 per diluted share)) of stock-related compensation expense.  Pretax stock-related compensation expense is recorded in the statement lines as follows: $759 to cost of sales; $808 to research and development; and $3,382 to selling, general and administrative. The six months ended April 4, 2009 includes $4,115 ($3,125 net of tax ($0.13 per share)) of stock-related compensation expense.  Pretax stock-related compensation expense is recorded in the statement lines as follows: $461 to cost of sales; $434 to research and development; and $3,220 to selling, general and administrative. The six months ended March 29, 2008 includes $7,654 ($5,667 net of tax ($0.18 per diluted share)) of stock-related compensation expense.  Pretax stock-related compensation expense is recorded in the statement lines as follows: $1,144 to cost of sales; $1,127 to research and development; and $5,383 to selling, general and administrative.

(B)

The quarter ended April 4, 2009 includes $5,000 ($4,463 net of tax ($0.18 per share)) of restructuring costs primarily related to the exit of our Auburn, California facility, the consolidation of our German Excimer manufacturing into one location in Germany and headcount reductions due to current economic conditions. Pretax restructuring costs are recorded in the statement lines as follows: $3,153 to cost of sales; $824 to research and development; and $1,023 to selling, general and administrative. The quarter ended December 27, 2008 includes $4,106 ($2,613 net of tax ($0.11 per share)) of restructuring costs primarily related to the exit of our Auburn, California facility, the consolidation of our German Excimer manufacturing into one location in Germany and headcount reductions due to current economic conditions. Pretax restructuring costs are recorded in the statement lines as follows: $3,022 to cost of sales; $466 to research and development; and $618 to selling, general and administrative. The six months ended April 4, 2009 includes $9,106 ($7,076 net of tax ($0.29 per share)) of restructuring costs primarily related to the exit of our Auburn, California facility, the consolidation of our German Excimer manufacturing into one location in Germany and headcount reductions due to current economic conditions. Pretax restructuring costs are recorded in the statement lines as follows: $6,175 to cost of sales; $1,290 to research and development; and $1,641 to selling, general and administrative.

(C)

The quarter ended April 4, 2009 includes $398 ($356 net of tax ($0.01 per share)) of costs related to litigation resulting from our internal stock option investigation. The quarter ended December 27, 2008 includes $441 ($269 net of tax ($0.01 per share)) of costs related to litigation resulting from our internal stock option investigation. The quarter ended March 29, 2008 includes $2,505 ($1,528 net of tax ($0.05 per diluted share)) of costs related to our restatement of financial statements and litigation resulting from our internal stock option investigation. The six months ended April 4, 2009 includes $840 ($625 net of tax ($0.03 per share)) of costs related to litigation resulting from our internal stock option investigation. The six months ended March 29, 2008 includes $7,254 ($4,377 net of tax ($0.14 per share)) of costs related to our restatement of financial statements and litigation resulting from our internal stock option investigation.

(D)

 The quarter ended December 27, 2008 and the six months ended April 4, 2009 include a $19,286 ($0.80 per share) non-cash charge for the impairment of all of the goodwill of our Commercial Lasers and Components segment.

(E)

 The quarter and six-months ended April 4, 2009 includes a tax charge of $2,666 ($0.11 per share) resulting from a recently enacted change in state tax law. The quarter and six-months ended March 29, 2008 includes a tax charge of $1,394 ($0.04 per diluted share) in connection with a dividend from one of our European subsidiaries.

Summarized balance sheet information is as follows (unaudited, in thousands):

	April 4, 2009	Sept. 27, 2008
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$206,800	$218,094
Restricted cash	—	2,645
Accounts receivable, net	81,302	96,611
Inventories	114,239	120,519
Prepaid expenses and other assets	72,713	71,914
Total current assets	475,054	509,783
Property and equipment, net	100,094	100,996
Other assets	166,050	195,604
Total assets	$741,198	$806,383

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$8	$9
Accounts payable	20,316	26,333
Other current liabilities	76,205	86,985
Total current liabilities	96,529	113,327
Other long-term liabilities	83,334	94,621
Total stockholders’ equity	561,335	598,435
Total liabilities and stockholders’ equity	$741,198	$806,383

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended			Six Months Ended
	April 4, 2009	Dec. 27, 2008	March 29, 2008	April 4, 2009	March 29, 2008
GAAP net income (loss)	$(9,130)	$(14,679)	$6,125	$(23,809)	$10,854
Stock option investigation and related restatement of financial statements, and litigation expenses	356	269	1,528	625	4,377
Stock-related compensation expense	1,972	1,153	3,734	3,125	5,667
Impairment of goodwill	—	19,286	—	19,286	—
Restructuring costs	4,463	2,613	—	7,076	—
One-time tax expense	2,666	—	1,394	2,666	1,394
Non-GAAP net income	$327	$8,642	$12,781	$8,969	$22,292

Non-GAAP net income per share	$0.01	$0.36	$0.40	$0.37	$0.70

The Company’s conference call scheduled for 1:30 p.m. PT today will include discussions relative to the second quarter results and some comments regarding forward looking guidance on future operating performance. Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.

Forward-Looking Statements

This press release contains forward-looking statements, as defined under the Federal securities laws.  These forward-looking statements include the statements in this press release that relate to the timing and occurrence of the impact on domestic customers from the U.S. stimulus packages, the timing and occurrence of inventory replenishment and any increase in orders and the timing and occurrence of a bottom of the demand curve and any bookings recovery.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with quarterly and annual fluctuations in our net sales and operating results, our exposure to risks associated with worldwide economic slowdowns, our ability to increase our sales volumes and decrease our costs, the impact that our operations and potential acquisitions will have on interest, taxes, depreciation and amortization measurements, changes to the Company’s tax rate as a result of government action, customer acceptance and adoption of our new product offerings, and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California 95056—0980 . Telephone (408) 764-4000